Contact:	Timothy M. Doyle Senior Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

HOUSEHOLD AFFILIATION ANNOUNCEMENT

La Jolla, California (June 24, 2004)---ITLA Capital Corporation (Nasdaq: ITLA) announced today that it received final confirmation that Household Tax Masters, Inc. and its Household affiliates would, effective this year, terminate their refund anticipation loan and private label credit card programs with ITLA's wholly owned subsidiary, Imperial Capital Bank. Pursuant to the parties' agreements, this termination comes without penalty to Household.

ITLA's President and Chief Executive Officer George W. Haligowski stated: "We've appreciated the opportunity to work with Household these past two years. This strategic alliance has been mutually beneficial to all parties." He also congratulated HSBC USA, Inc. on the approval of its new national bank charter. HSBC Bank USA NA, is Imperial Capital Bank's anticipated successor to the refund anticipation loan program.

Haligowski concluded: "Imperial Capital Bank can now freely utilize the capital it maintained in connection with the Household alliance, permitting ITLA to pursue other business opportunities."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of nonperforming assets, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward- looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2004 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and the Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and twenty lending offices located in California, Washington, Nevada, Arizona, Texas, the Southeast, the Mid Atlantic states, the Metro New York area, and New England.

For additional information, contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer at (858) 551-0511.

www.itlacapital.com